Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alaska Air Group, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019, upon the adoption of Accounting Standards Codification Topic 842 – Leases.

/s/ KPMG LLP

Seattle, Washington

September 24, 2020